Shareholder meeting

The Fund held a Special Meeting of Shareholders on May 15, 2017. The following proposal was considered by the shareholders:

Proposal: To approve certain fundamental investment restrictions and to approve the elimination of certain fundamental restrictions as shown below:

THE PROPOSAL PASSED ON May 15, 2017.

Proposal		For	Against	Abstain
Approve fundamental investment restrictions regarding:
(a)	Concentration	53,352,169.071	995,289.027	1,701,251.764
(b)	Borrowing	53,016,048.965	1,307,707.061	1,724,953.836
(c)	Underwriting	53,272,105.649	1,030,195.012	1,746,409.201
(d)	Real Estate	53,192,281.398	1,132,679.273	1,723,749.191
(e)	Commodities	52,988,906.707	1,336,212.671	1,723,590.484
(f)	Loans	53,066,911.633	1,231,004.996	1,750,793.233
(g)	Senior Securities	53,200,288.786	1,129,730.877	1,718,690.199
(h)	Diversification;	53,283,469.180	1,076,835.097	1,688,405.585
and approve the elimination of fundamental restrictions previously required under state “blue sky” laws regarding:
(i)	Margin Investment and Short Selling	51,230,624.629	2,846,002.545	1,972,082.688
(j)	Trustee and Officer Ownership	52,300,308.027	1,791,131.940	1,957,269.895
(k)	Unseasoned Companies	52,503,831.712	1,560,672.179	1,984,205.971